BANCPLUS CORPORATION

RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement (“Agreement”) is entered into by and between BancPlus Corporation, a Mississippi corporation (the “Company”) and Gregory A. Ray (“Executive”). The Company and Executive are collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company and Executive have mutually agreed on terms for the resignation and retirement of Executive wherein Executive has decided to end Executive’s employment, and Executive’s employment with the Company, its subsidiary, BankPlus (the “Bank”), and all other affiliates of the Company terminated effective October 24, 2025 (the “Retirement Date”).

NOW, THEREFORE, in consideration of the mutual promises and releases contained herein, including the recitals, which are contractual, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Payments and Benefits.
a.
The Parties acknowledge that the Company has paid Executive the following amounts in clauses i. through iii., and the Company will provide the benefits in clause iv.:
i.
Executive’s current base salary through the Retirement Date;
ii.
any amounts owing to Executive for reimbursement of expenses incurred prior to the Retirement Date and eligible for reimbursement;
iii.
payment of $27,192.31 for accrued and unused vacation; and
iv.
benefits vested and accrued as of the Retirement Date under the Company’s retirement, health and other welfare benefit plans, in accordance with and subject to the terms and conditions of such plans; since Executive and his spouse are currently enrolled in the Company’s group health plan, Executive and his spouse will have a right to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
b.
If Executive timely returns an executed, unaltered copy of this Agreement and does not revoke it (as described in Section 4 below), then the Company will pay to Executive an amount (the “Payment”) equal to $876,810.

c.
The Payment will be paid in three installments, $36,000 as soon as practicable (and in any event within ten (10) business days) following the expiration of the revocation period described in Section 4 of this Agreement, $640,810 in January 2026 and not later than January 31, 2026, and $200,000 in March 2026 and not later than March 15, 2026.

d.
Executive’s entitlement to the Payment is subject to Executive’s full compliance with Executive’s obligations under this Agreement. Executive agrees that Executive will forfeit any right to the Payment, and will be required to repay the gross amount of the Payment paid, if Executive breaches Executive’s obligations under

Sections 9 through 13 of this Agreement. This subsection will expire and be no longer in force or effect three (3) years after the Retirement Date.
e.
The payments and benefits under this Agreement are intended to be permitted under the requirements of Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and part 359 of the regulations of the Federal Deposit Insurance Corporation, 12 C.F.R. Pt. 359 to the maximum extent possible, and all provisions of this Agreement shall be interpreted in a manner consistent with such intent. However, the Company’s obligation to make payments to Executive herein is subject to applicable law, which may include, without limitation, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and part 359 of the regulations of the Federal Deposit Insurance Corporation, 12 C.F.R. Pt. 359.

2.
Treatment of Equity. All RSAs held by Executive that have not vested prior to the Retirement Date shall be forfeited back to the Company.
3.
Waiver and Release of Claims by Executive. Executive, on Executive’s own part and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby releases and discharges the Company and each and all of its past or present subsidiaries and affiliates, and each and all of their respective past or present predecessors, successors, assigns, representatives, managers, shareholders, owners, officers, directors, agents, employees, independent contractors, advisors, insurers, and attorneys, in all official, representative, personal, and individual capacities (with the Company, collectively, the “Released Parties”) with respect to and from any and all claims and rights of any kind that Executive may have, whether known or unknown, suspected or unsuspected, including, but not limited to, those arising out of or in any way connected with Executive’s employment or ending of employment with the Company or connected with any interaction between Executive and the Released Parties as of and through the date Executive signs this Agreement. These claims and rights released include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act (including without limitation any claims for unpaid regular or overtime wages and any claim for retaliation or interference); 42 U.S.C. § 1981; the Americans With Disabilities Act; Family and Medical Leave Act; the Employee Retirement Income Security Act; the Older Worker Benefit Protection Act and the Age Discrimination in Employment Act (collectively, “ADEA”); including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

Further, this release of claims waives and extinguishes any claim of any nature whatsoever that may arise under any state civil or statutory laws, including any and all human rights laws and laws against discrimination, any other federal, state or local fair employment statute, code or ordinance, common law, contract law, tort law, including, but not limited to, claims for wrongful termination or discharge, claims for intentional or negligent infliction of emotional distress, claims for invasion of privacy, claims for defamation, slander, and libel, claims for intentional or unintentional torts, claims for negligence, claims for fraudulent inducement to enter into this contract, and any and all claims for attorneys’ fees. Executive declares and warrants that, taking into account the amounts to be paid to Executive as provided in this Agreement in exchange for this release of claims, Executive knows of no claims against the Company or the other Released Parties that can be legally released that are not being released as part of this Section 3.

This release of claims does not apply to and shall not be construed to apply to: (i) any claim or right to receive the payments and benefits under Section 1 of this Agreement; (ii) any claim or right to indemnification by the

Company or its affiliates under any agreement, articles of incorporation or bylaws of the Company or its affiliates or applicable law; (iii) vested benefits Executive may have under any retirement, health or other welfare employee benefit plan of the Company through the Retirement Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plan; (iv) any claim or right to continuation of health plan coverage pursuant to COBRA (or similar law); or (v) any claim or right that cannot be waived by law, such as the right to make a claim for unemployment or worker’s compensation benefits.

4.
Revocation and Effectiveness. Executive understands that Executive may take until Monday, December 1, 2025 (“Review Period”) to consider whether to execute this Agreement (which period is in excess of twenty-one (21) days from the date this Agreement was first presented to Executive, and the Parties have agreed that changes, whether material or immaterial, to this Agreement before Executive signs it will not restart such twenty-one (21) period or further extend the Review Period). Executive is further advised to consult with an attorney prior to execution of this Agreement. Executive may revoke this Agreement within seven (7) days from the date of signature. If Executive revokes this Agreement, Executive understands that Executive must notify the Company at the email set forth below in Section 19 in writing via email by no later than seven (7) days after the date of signature. Executive understands that Executive will relinquish any right Executive has to the consideration offered in this Agreement if Executive revokes this Agreement. If this Agreement has not been revoked in accordance with the above, this Agreement will become effective on the eighth (8th) day after the date Executive signs this Agreement.
5.
Non-Admission. This Agreement does not constitute an admission by Executive, the Company or any other Released Party of any violation of any law or statute and the Parties agree that neither this Agreement nor the furnishing of consideration shall be deemed or construed for any purposes as evidence of or an admission of liability or wrongful conduct of any kind, which instead, is expressly denied.
6.
No Other Recovery. Executive agrees and warrants that Executive will not accept and hereby disclaims any right to any recovery against the Company and the other Released Parties for claims released herein, except for monetary payments under a government-administered whistleblower program. If Executive breaches this Agreement by initiating any claim, lawsuit, or legal action, or making any claim for relief, against the Company or the other Released Parties for a matter released by this Agreement, Executive shall reimburse the Company and the other Released Parties for all fees and expenses defending such action or claim, other than for actions challenging the validity of the release of ADEA claims.
7.
Non-Interference. Nothing in this Agreement shall interfere with Executive’s right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission and/or state, county, or local fair employment practices agency, or other federal or state regulatory or law enforcement agency. However, the consideration provided to Executive under the this Agreement in exchange for the release of claims set forth in Section 3 shall be the sole relief provided to Executive for the claims that are released by Executive herein and Executive will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company in connection with any such claim, charge, or proceeding without regard to who has brought such claim, charge, or proceeding, except for monetary payments under a government-administered whistleblower program.
8.
Acknowledgments and Representations. Except for the amounts to be paid (or benefits granted or authorized) under this Agreement, Executive affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to

Executive. Executive also affirms that Executive has no known workplace injuries or occupational diseases relating to Executive’s employment. To the best of Executive’s knowledge and belief, and without limiting Executive’s rights under federal law, Executive is not currently aware of any unreported violation of law or regulation, or material violation of Company policy, by the Company or its personnel. To the actual knowledge of the Chief Operating Officer of the Company, Chief Legal Officer of the Company, Chairperson of the Risk Committee, and the individual who is both the Chairperson of the Audit Committee of the Board (as defined below) and the Chairperson of the Nominating and Corporate Governance Committee of the Board (such individuals, the “Specified Individuals”), without limiting rights under federal law, the Company is not currently aware of any unreported material violation of law or regulation by Executive.
9.
Nondisclosure of Confidential Information; Non-Hire of Company Employees; Non-Solicitation.
a.
Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, the Company has provided Executive with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). Executive understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to use or disclose such Confidential Information to anyone outside the Company except to the extent permitted by this Section 9.a. Confidential Information shall not be, or shall no longer be, deemed confidential or proprietary if now, or at such time as it becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by Executive. Executive shall not have an obligation to keep confidential any Confidential Information that Executive can show was (i) known prior to its disclosure without any obligation to keep it confidential or (ii) independently developed by Executive without reference to the Confidential Information. Executive further agrees that he will not during any time use such Confidential Information in competing, directly or indirectly, with the Company.

Notwithstanding any other provision of this Agreement: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets except pursuant to court order.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. If permitted to do so, Executive will, as soon as practicable, provide the Company with notice of any request for Confidential Information, or legal process seeking Confidential Information, so that the Company may consider seeking a protective order and Executive shall cooperate with any such efforts at the Company’s expense (for the avoidance of doubt, the Company shall not be required to pay Executive for Executive’s time). Nothing in this Agreement prohibits or restricts Executive from reporting, without any prior authorization from, or notification to the Company, possible violations of federal or state law or regulation to any governmental agency or entity, or self-regulatory agency, including but not limited to the SEC or the Financial

Industry Regulatory Authority, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

b.
Non-Hire of Company Employees. For the consideration promised by the Company under this Agreement, for a period of 24 months after the Retirement Date, Executive will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the six-month period preceding the Retirement Date or within the 24-month period of this covenant) who worked, works, and with respect to whom Executive had any role, direct or indirect in recruiting on behalf of the Company or who was, or would have been, a direct report of Executive in his position at the Company; (ii) solicit or encourage any such employee to accept employment with any business operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated; or (iii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company.

c.
Non-Solicitation of Customers. For the consideration promised by the Company under this Agreement, for a period of 18 months after the Retirement Date, Executive will not, directly or indirectly, for the benefit of any Competing Business, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) which customer has an existing agreement or business relationship; (ii) which customer has had an agreement or business relationship within the six-month period preceding the Retirement Date; or (iii) which customer has been included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company. A “Competing Business” means any business, operation, corporation, partnership, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any affiliate of the Company, operates or has plans or has projected to operate as of the Retirement Date. Notwithstanding the foregoing definition of Competing Business, the Company acknowledges that this Section 9(c) is a prohibition on solicitation and not a prohibition on working for a Competing Business. This Section 9(c) does not prohibit Executive from working for a Competing Business as long as Executive does not solicit customers, as described herein.

d.
General advertisements in any media not directed at employees or customers of the Company, or its subsidiaries or affiliates, shall not be deemed a breach of this Section 9.

e.
References to “customer” in this Section 9 shall exclude any accounts held by Executive, the immediate family of, or controlled entities of the immediate family of, the Executive and Executive is free to solicit such accounts. For purposes of this Agreement, “immediate family” means Executive’s parents, spouse, siblings and children.

10.
Mutual Non-Disparagement. Executive covenants and agrees that Executive will not at any time—whether directly, indirectly, or through any entity in which Executive is an officer, director, member, partner, employee, consultant, or shareholder—make, publish, or communicate to any person or entity any statement, verbally or written, that disparages, defames, criticizes, or otherwise reflects adversely upon the Company, the Company’s businesses, processes, services, methods of doing business, strategic decisions, or products, or any of the Company’s past, present, or future officers, directors, employees, members of the Board of Directors of each of the Company and the Bank (collectively, the “Board”), successors, affiliates, parents, investors, customers, business partners, constituents, or trustees. In addition, Executive agrees not to take any other action (whether through Executive’s statements, communications, or conduct) that is intended to, or that could reasonably be expected to, adversely affect the competitive standing or reputation of the Company, any of the Company’s products or services, or any of the Company’s officers, Board members, agents, or employees. As soon as practicable following Executive’s execution and delivery of this Agreement, the Company shall instruct, in writing, its directors and executive officers (including the Chief Human Resources Officer and the Chief Legal Officer) not to, at any time, make, publish, or communicate to any person or entity any statement, verbally or written, that disparages, defames, criticizes, or otherwise reflects adversely upon the Executive. Nothing in this Agreement shall prohibit truthful testimony by any Party in response to a validly issued subpoena, deposition, or other legal proceeding or regulatory examination or inquiry.
11.
Return of Company Property; Return of Executive Information. Executive represents that Executive has undertaken a review of the property in Executive’s possession and believes in good faith that Executive is not in possession of any Company property or Confidential Information. Executive agrees to, as soon as practicable, upon discovery, or upon request from the Company, return to the Company all documents and other known or requested data relating to his employment or the Company’s business which is in Executive’s possession and control, including Confidential Information, all original forms and copies of data (including work product, financial data, documents and computer data, regardless of form or medium, and including data stored on personal devices), documents, and equipment (including keys, devices, and software) in Executive’s possession or control that relate to the business of the Company, except that Executive may retain documents regarding his own compensation and benefits. Prior to signing this Agreement, Executive has handed over to the Company the pin for Executive’s Company-provided cell phone. The Company shall furnish Executive a thumb drive or other convenient data transfer of Executive’s personal files and information that are stored on Executive’s Company-provided computer, and give same to Executive in a reasonable time after the date hereof. Executive consents that the Company may review said data before being transferred over to Executive.
12.
Cooperation. Executive agrees to cooperate with the Company related to any internal investigation, civil, criminal or government investigation, lawsuit, inquiry, regulatory matter in which Executive is a custodian, subject of interest, deponent, witness, or interviewee, or possesses personal knowledge. Executive also agrees to cooperate and be available to the Company related to any interview or internal investigation conducted by the Company which in any way involves Executive or about which Executive possesses relevant knowledge. Cooperation is a material term of this Agreement and shall include, but is not limited to, cooperation related to any interview, investigation or witness preparation, the production of non-privileged documents, the production of business-related cell phone data or records, participation as a witness at deposition, trial, arbitration, or administrative proceeding, providing declarations or affidavits related to matters in which Executive was a witness, has personal knowledge, or was in any way involved as a result of his employment with the Company, authentication or admissibility of documents and/or executing any releases of information for employment, personnel, or other records. The Company shall reimburse Executive for reasonable expenses in connection with such cooperation that are approved in advance in accordance with the Company’s expense reimbursement policies.
13.
Resignation from Offices. Executive hereby resigns, effective as of the Retirement Date, from all positions with the Company, the Bank and the Company’s other affiliates, including but not limited to Senior Executive Vice President & Chief Risk Officer, BancPlus Corporation, Senior Executive Vice President & Chief Risk Officer, BankPlus, and Senior Executive Vice President & Chief Risk Officer, BankPlus Wealth Management LLC. At the Company’s request and expense (provided that the Company shall not pay Executive for Executive’s time), Executive agrees to take any further action reasonably necessary to document and effect such resignation, if any.
14.
Taxes; Section 409A; Tax Liability.
a.
All payments and benefits under this Agreement shall be subject to applicable taxes and withholdings. Regardless of the amount withheld, Executive is solely responsible for any and all income, employment, excise, or other taxes on such payments and benefits, other than the employer portion of payroll taxes.

b.
The payments and benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible and to otherwise comply with the requirements of Section 409A of the Code, and all provisions of this Agreement shall be interpreted in a manner consistent with such intent. If Executive is a “specified employee” as defined in Section 409A of the Code, and Treasury regulations promulgated thereunder (“Section 409A Rules”), then any amounts subject to the Section 409A rules that are otherwise required to be paid to him upon his separation from service (as defined in the Section 409A Rules) shall not be paid until the date that is six months after the date of his separation from service or, if earlier, the date of his death. To the extent that this Agreement provides for the reimbursement of specified expenses incurred, such reimbursement will be made in accordance with the provisions of the Agreement (or other applicable plan or policy), but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year will not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year.

15.
Executive’s Acknowledgement. Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that Executive enters into this Agreement without reliance upon any representation, promise or inducement not set forth therein or herein. Executive acknowledges there has been no fraud, misrepresentation, duress, or forced conduct against Executive regarding this Agreement. Executive further acknowledges and represents that Executive assumes the risk for any mistake of fact now known or unknown by Executive. Executive also acknowledges: (a) that Executive has consulted with or has had the opportunity to consult with an attorney of Executive’s choosing concerning this Agreement and has been advised to do so by the Company; and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely and voluntarily based on Executive’s own judgment and/or Executive’s attorney’s advice. Executive acknowledges that Executive has been given a reasonable amount of time to consider the terms of this Agreement. Executive acknowledges that Executive is getting more consideration under this Agreement than Executive is otherwise entitled absent entering into this Agreement. Executive further understands and acknowledges that Executive is only releasing age related claims that arose prior to the execution of this Agreement.
16.
Arbitration of Disputes. The Parties shall use reasonable efforts to attempt to resolve any dispute or controversy amicably. Any dispute or controversy not amicably resolved that arises out of or is related to this Agreement, except any action seeking injunctive relief to enforce any provision of this Agreement, shall be resolved by arbitration in Jackson or Ridgeland, Mississippi in accordance with the Employment/Workplace

Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.
17.
Remedies. In the event of a breach or threatened breach by Executive of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy to the Company and its affiliates, and that the Company and its affiliates may be entitled to a temporary or permanent injunction or other equitable relief against such breach or threatened breach, from any court of competent jurisdiction, without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.
18.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi without regard to or application of choice-of-law rules or principles that would result in application of the law of a state other than Mississippi, and without regard to the place of execution or the place of performance thereof.
19.
Notices. All notices and any other communications hereunder shall be in writing and shall be given by hand delivery to the other Party, by documented overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, or by email (if provided), addressed as follows:

If to Executive:

Gregory A. Ray

304 Vinca Cove

Madison, MS 39110

Email: On file with the Company

If to the Company:

Chief Human Resource Officer
BankPlus
1068 Highland Colony Pkwy
400 Concourse Ste 100
Ridgeland, MS 39157
Email: AlisonTyler@BankPlus.net

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices or communications shall be deemed properly given (i) if hand-delivered, on the date of delivery; (ii) if sent by documented overnight delivery service, on the date of delivery; (iii) if sent by registered or certified mail, return receipt requested, postage prepaid, on the date of delivery; or (iv) upon acknowledgment of receipt, if transmitted by email.

20.
Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company concerning the subject matters herein and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, regarding such subject matters, including superseding that certain Change in Control Agreement dated as of April 2, 2021 between Executive and the Company (the “Change in Control Agreement”). For the avoidance of doubt, and provided the Company makes all of the payments and offers the benefits detailed in Section 1 above, from and after the Retirement Date, Executive will not be eligible for payments or benefits under the Change in Control Agreement (provided that no breach by the Company will give rise to rights under the Change in Control Agreement that would not exist absent this sentence). As of November 11, 2025, no Specified Individual is aware of any potential Change In Control (as defined in the Change in Control Agreement) being contemplated by the Company.
21.
Modification; No Waiver. This Agreement may not be amended or modified except by an agreement in writing signed by both Parties. The failure of any party to enforce any term of this Agreement shall not be deemed a waiver of that term or any other term of this Agreement.
22.
Assignment. This Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns, and the Company may freely assign this Agreement at any time. Because this Agreement is personal to Executive, Executive may not assign this Agreement in whole or in part, but upon Executive’s death or incapacity, the payments and benefits contemplated herein shall inure to Executive’s heirs, successors and assigns.
23.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect as an original, and all of which, taken together, shall constitute and be construed as a single agreement. A copy of an executed original shall have the same force and effect as an original.
24.
Severability. If any provision of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. In the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.

* * * * *

[Signature Page Follows]

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT CAN BE RELEASED UNDER THE LAW. BY SIGNING THIS

AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND
FULLY UNDERSTANDS ALL OF ITS TERMS.

IN WITNESS WHEREOF, the undersigned each has executed this Agreement as of the date signed below.

EXECUTIVE

Dated: 11/26/2025	/s/ Gregory Ray
Gregory Ray

BANCPLUS CORPORATION

Dated: 11/26/2025	By: /s/ Jason Varnado
Name: Jason Varnado
Title: Chief Legal Officer & Corporate Secretary